EXHIBIT 10.2.59

Revised offer of Employment Dated September 15, 2008.
Replaces initial offer of employment dated September 11, 2008.

September 15, 2008

Jay Levitt
500 South Price Road
Ladue, MO 63124

Dear Jay:

On behalf of Charming Shoppes, Inc., I am pleased to extend to you this offer of employment to serve in the position of President of Fashion Bug, located in Bensalem, Pennsylvania In this position you will report directly to Alan Rosskamm, Interim CEO and President. Your starting date is scheduled for September 22, 2008.  We have enjoyed getting acquainted with you and are enthusiastic about the skills, ideas and potential that you bring to our organization.  Likewise, we are confident that you will find Charming Shoppes, Inc., an environment in which excellence is recognized and rewarded.

Listed below is a summary of the key terms of your annual compensation package.  Additional detail follows this summary:

•	Annualized base salary: $665,000
•	Annual Target Bonus: 50% of base; Maximum 100% of base. For the remainder of 2009 and 2010, a Guaranteed Bonus is $250,000 or % actually earned, whichever is greater
•	Auto allowance of $12,600 per year
•	Perquisite allowance annually of $10,000
•	Life Insurance with $600,000 death benefit, in addition to Company provided coverage at 2x’s salary
•	Full executive relocation package including a special Transition Bonus of $85,000
•	Welcome Grant of Stock Appreciation Rights (SAR’s) currently valued at $500,000 (172,000 units valued at the current stock price of $5.50)
•
Annual Grant of Equity awards.  Annual equity grants are made in the Spring of each year, and are structured in the same manner and subject to the same vesting requirements as are applicable to equity awards granted contemporaneously to other officers of similar standing.  The number of equity awards granted in any given year may adjust up or down based upon the approval of the Compensation Committee of the Board of Directors.  For purpose of illustration only and without any assurance that an equity award of similar value will be granted in the future, the values of the most recent annual awards for officers of similar standing ranged from approximately $400,000 to $600,000.  Neither the value nor the number of the equity awards comprising the annual grant are guaranteed by the Company.

•	Supplemental Executive Retirement Plan

The details of your offer are as follows:

Welcome Grant:  Charming Shoppes, Inc. hopes that you will accept our offer of employment set forth in this letter.  As an inducement to you to accept this offer, the Compensation Committee of the Board of Directors (the “Compensation Committee”) will grant to you Stock Appreciation Rights (“SAR’s”), having an aggregate value at the date of grant equal to $500,000.  The SAR’s will vest at one-third equal shares on the 3rd, 4th and 5th anniversaries of the date of grant, subject to accelerated vesting in limited circumstances.  The SAR’s will be settled by delivery of shares at the time of vesting.

When the Compensation Committee approves the grant, the grant will be effective at the date of Compensation Committee approval or a date shortly thereafter specified by the Compensation Committee.  The number of SAR’s granted will equal the dollar value of the grant divided by the Black-Scholes value of a SAR on the date of grant.  The approved grant will be made outside of any existing equity compensation plan of the Company, in reliance on NASDAQ Marketplace Rule 4350(i) (1) (A) (iv).  That rule requires that we issue a press release announcing the grant shortly after it is effective.  Under NASDAQ rules, we may be required to identify you by name in the press release and provide details regarding the grant.

The Company will also contribute toward a robust selection of benefits that are part of your Total Rewards package, and which are outlined in the Benefits-at-a-Glance brochure which will be included with this letter.  Please understand that eligibility for benefits may be triggered by your starting date of employment and any adjustments to the effective dates of coverage will be made and confirmed with you, once we have established your actual employment date.  Listed below are additional details of your offer, benefits, and paid-time-off.

Benefits:  You will be eligible to participate in your choice of the Company's medical options, prescription, vision and dental programs as of the first of the month following 30 days of employment.  The Company has established a Premium Conversion (S125) Plan so that you are able to pay your portion of the coverage with pre-tax dollars.  You will receive an enrollment guidebook detailing the plan provisions and related costs approximately two weeks prior to your eligibility date for coverage.  Should you decide to forego participation in the Company health related coverage plans during your enrollment time, you may re-consider your option to do so during the open enrollment period which has typically been held in November of each year with coverage effective at the beginning of January. Short-term and long-term disability, life insurance and other optional benefit offerings will go into effect after the required waiting periods.

Paid-Time-Off:  for the remainder of calendar year 2008, you will be eligible to participate in the Company Paid Time Off plan with the remainder of 7 PTO days available.  Under the Company’s PTO Plan you may use a PTO day to cover vacation time, sick days, personal days, etc.  The number of days you receive under the Company PTO plan does not include Paid Holidays.  The Company recognizes six (6) paid holidays (Memorial Day, Independence Day, Labor Day, Thanksgiving, Christmas, and New Years Day).  In subsequent years you will continue to participate in the PTO plan with 26 PTO days until such time as you earn additional days, based on years of service.

Flexible Perquisite Allowance:  You will have a flexible perquisite allowance of $10,000 per year to spend on specified items such as financial counseling and wellness expenses. The details of this specific program will be more fully described upon commencement of your employment.

Annual Review: The Company customarily reviews salaries at the beginning of each fiscal year.  A salary review will be done in accordance with the regular Executive Salary Review process and will take place in March 2010.  Your first performance review would be completed by your immediate supervisor and you will have the opportunity to complete a self-appraisal of your performance to review prior to completion of the final appraisal rating.

Bonus Program: Since you will be joining us in the second half of our fiscal year (FY09 – FY10 [2008-2009]), you will be eligible to participate in a special executive bonus plan which guarantees you a bonus payment of $250,000 or the bonus amount actually earned, whichever is greater, payable in April 2010, when bonuses are normally paid out by the Company.  Beginning in FY11 (2010), you will be eligible to participate in the Company’s variable bonus based on business performance which is described below.

Plan design is subject to review and approval each year by the Company’s Compensation Committee.  Under the current plan design, the Executive Incentive Plan is built upon the Company and/or a division achieving a financial target established for that fiscal year, in combination with your achievement of target performance goals.  The plan typically has provided for a reduced bonus payout should the Company and/or division results reach a minimum level as determined by the Compensation Committee and no bonus will be paid if the performance falls below the minimal level.  The payment level increases as the Company and/or a division approaches the Targeted level and should the Company and/or division surpass the Targeted level, your bonus payout may increase up to one hundred percent (100%) of your base salary based upon the business performance and you personally achieving target performance goals set for you.  Shortly after you start with the Company you will receive additional information about this program.

Long Term Incentive:  You will be awarded a “welcome” and an inducement grant of stock as outlined previously in this offer letter.  The SAR’s awarded to you will vest as follows: one-third equal shares on the 3rd, 4th and 5th anniversaries of the date of award.

In addition to this welcome award, and inducement grant, you will be eligible to participate in the Long Term Incentive Program (LTIP), under which the Company will provide you with an annual equity based award beginning in Spring 2009 and in subsequent years as determined by the LTIP approved by the Company’s Compensation Committee.  While subject to review each year by the Company’s Compensation Committee and Board of Directors, the annual LTIP program for individuals at your position level with the Company, currently has both performance based, as well as a time based equity components of the award.  Each year, plan details are outlined to you in a communication packet prepared specifically for you and you will be able to access information about your LTIP balances through our Fidelity Investment partner which handles administration and account management of the stock awards, employee stock purchase plans, and our 401(k) and Non Qualified (NQ) Variable Deferred Compensation plan accounts.  As you are aware, stock prices may move up or down depending on market activity and the Company’s performance. Grant “value” of equity awards is determined at the time of approval by the Company’s Compensation Committee.  Actual value at the time the restrictions lapse or at vesting will be determined by the market performance of the stock and are not guaranteed by the Company.

401(k):  After the required waiting periods, you will be eligible to participate in the Company’s 401(k) Retirement Program which is administered by Fidelity Investment.  Based upon your position and compensation level, when you have reached the eligibility date to place “new” money into the Company’s 401(k) plan, you will be restricted to a contribution level of no more than three percent (3%) of salary.  You will be eligible to roll-over any money from another qualified plan into the Company’s 401(k) plan upon your hire date.  Please keep in mind that eligibility to place new money into the plan occurs earlier than the matching Company contributions into the plan. The Benefit Service center staff will be available to answer any questions you may have with respect to these benefits.

Supplemental Executive Retirement Plan:  As a member of our executive leadership group you will become a participant in the Company’s Supplemental Executive Retirement Program, (SERP), upon commencement of your employment with the Company.  The full details of the SERP will be provided to you when you join the Company.  As a long term financial planning vehicle, the Company funds a percentage of your salary and annual bonus each year in the SERP which is subject to a vesting schedule  based upon your age and service with the Company.

Variable Deferred Compensation Plan:  After the commencement of your employment with the Company, you will be eligible to participate in the Company’s Variable Deferred Compensation Plan for Executives.  The details of this plan will be explained to you.  The variable compensation plan for executives is a wrap around restoration plan which restores the Company 401(k) match which would otherwise be unavailable based on IRS regulations.  Under the Plan you can defer percentages of your base salary and bonus.  The Company match is not available under the Program until the expiration of the same waiting period that is applicable to the 401(k) retirement plan.

Executive Life Insurance Program:  Effective with the commencement of your employment, you will be provided with enrollment information for a supplemental life insurance program that will provide a death benefit of $600,000 conditioned upon the results of any insurance required medial examination.  This program is in addition to the life insurance available to you (two times your salary) under the Company’s regular benefits plan.

Auto Allowance:  As it is presently designed, you will receive a monthly allowance of one thousand fifty dollars ($1,050.00).  The Company requires all executives covered under this Program to obtain their own motor vehicle insurance, to maintain a record of business usage and to provide that information to the Company’s finance department prior to each year-end.  Auto Allowance awards are paid on a monthly basis and will appear on your paycheck at the beginning of the month.

Relocation: The Company recognizes that relocation to a new community often takes time and careful consideration of the options regarding where to settle in the greater Philadelphia area.  Under our relocation policy you will have twelve (12) months to complete the relocation process, or six (6) months following the hiring of the new CEO, whichever is later.  Charming Shoppes, Inc. is pleased to partner with Primacy Relocation LLC to handle this important process for you and your family.  It is our goal to make your relocation process efficient in the form of services offered and to reduce the cost impact that maybe incurred during the relocation process. It is imperative that if you accept our offer of employment, you speak with Primacy prior to initializing contact with any other outside party (including but not limited to Real Estate Agents, Temporary Living Providers and/or Household Good Providers). Failure to work within the established relocation guidelines, administered by Primacy, may result in a loss of this relocation benefit.

As a Divisional President you will be receiving the highest level of relocation support offered under our program which includes a period of temporary housing (3 months) and storage of your household goods until your new location is confirmed, a generous miscellaneous expense allowance to help with the cost of items not covered under the relocation policy, such as carpet cleaning, car registration/license fees, utility hookups, etc., and the eligibility to participate in our Buyer Value Option (BVO).  This BVO feature assists you with the sale of your existing home when compared to a direct reimbursement program through:

•	Having the customary closing costs paid through Primacy, therefore not requiring tax assistance
•	Your eligibility to receive an equity advancement (once an offer has been received on the home you are selling) which will allow you to move quicker on the purchase of a new home
•	Primacy will handle the closing on the home you are selling which would eliminate the need for you to return home for the closing process

Taxable relocation payments will appear on your individual W-2 and Charming Shoppes, Inc. will provide tax assistance (gross-up) on the taxable payments to offset your individual tax burden.  We encourage you to seek advice from a tax expert to determine your individual tax impact regarding relocation expenses.  Relocating individuals are responsible for keeping accurate expense records, completing relocation expense reports and providing clear, readable receipts.

If your employment with Charming Shoppes, Inc. terminates prior to twelve (12) months from your date of hire due to either a voluntary termination or a discharge for cause, you will be required to reimburse the Company for all relocation related costs.  Please initial here to acknowledge your understanding regarding the payback of the relocation costs should this situation occur.  __________

A summary of the relocation process is included with this offer letter so that you may better understand how our process works.  Once you have accepted our offer we will work with Primacy to setup your relocation account and any additional questions can be reviewed with your individual relocation coordinator.

Special Transition Bonus:  In addition to our Executive Relocation Package, we will provide you with a taxable Transition Bonus in the amount of $85,000 for additional temporary housing or commutation to be used over the next twelve months. This bonus will be paid to you subsequent to the day that you report for work.  In the event that you should leave prior to the end of your first year of employment, you will be required to repay the Company the unused portion of the Transition Bonus based on the month that you leave (For example, if you leave after 7 months, you would be requires to repay 5/12th of the total amount.

Relocation Inducement:  Lastly, to support you in your relocation to the Philadelphia area, the Company will pay you an inducement of $100,000 (taxable) when you purchase a residence (house or condo) within twelve months of the date you report to work (September 22, 2008).  This amount shall be repaid in full (100%) if you leave the Company voluntarily within one year of the payment date.  Or if you leave the Company voluntarily in the second year after the payment date, you will be required to repay the Company fifty percent (50%) of the total amount.

Change in Control and Severance Agreements:  Upon commencement of your employment with the Company, you will be provided with the same Change of Contol protection and Executive Severance provided to the other members of the Executive Leadership Team.  You in turn will commit to a non-compete, non solicitation, non-hire and non disclosure undertaking, as more fully set forth in the Change of Control and Severance Agreements as a condition to your employment.  Please note that your non-compete clause will be limited to women’s apparel chains of over 50 stores with average square footage of less than 10,000 square ft. The details will be provided to you in this package.

As you may know, your employment with the Company is an at will relationship.  This letter is not a formal contract of employment with the Company or a contract for any particular length of employment, but rather a summary of the initial terms of your employment.  In addition to the offer letter we have included a copy of the CSI Standards of Business Conduct which will be applicable to you during your employment with the Company, and the information about the Company Benefit plans in our Benefits at a Glance summary.

If you are in full agreement with this offer and accept its terms, please sign both letters and the Business Conduct Policy and return one copy in the enclosed envelope.  A copy has been included which you can retain for your records.

Jay, on behalf all of us here at Charming Shoppes Inc., I am pleased to extend this offer of employment.  I believe you have the unique blend of talents to reinvent and reinvigorate the Fashion Bug business.  We have a r opportunity to create shareholder value and I look forward to welcoming you to the Company.

Please contact Gale Varma at 215-633-4929 if there is anything we can do to assist you in a smooth transition to the Company.  On behalf of all your new colleagues, I look forward to hearing from you.

Sincerely,

Alan Rosskamm
Chairman of the Board of Directors and
Interim Chief Executive Officer

I have read and agree to accept the terms offered to me:

___________________________________________
Jay Levitt

___________________________________________
Date

Attachments:
SAR’s Brochure
Flexible Perquisite
Benefits-at-a-Glance
Relocation Program Summary
CSI Standards of Business Conduct
Certification of Commitment to the Standards of Business Conduct
Severance Agreement (Including Change in Control)

cc:	Gale Varma
Executive Vice President, Human Resources
Terry Cheung,
Director CHQ Compensation
Tony Camoratto
VP Business Service Center